Exhibit 8.1

List of Subsidiaries and Affiliated Entities

Wholly-Owned Subsidiaries
Place of Incorporation
1. Broad Cosmos Enterprises Ltd.	British Virgin Islands
2. Air Media International Ltd.	British Virgin Islands
3. Excel Lead International Limited	British Virgin Islands
4. Dominant City Ltd.	British Virgin Islands
5. Easy Shop Limited	British Virgin Islands
6. Air Media (China) Limited	Hong Kong
7. Glorious Star Investment Limited	Hong Kong
8. AirMedia Technology (Beijing) Co., Ltd.	PRC
9. Shenzhen AirMedia Information Technology Co., Ltd.	PRC
10. Xi’an AirMedia Chuangyi Technology Co., Ltd.	PRC

Affiliated Entities Consolidated in the Registrant’s Financial Statements
Place of Incorporation
11. Beijing AirMedia Jinsheng Advertising Co., Ltd.	PRC
12. Beijing Shengshi Lianhe Advertising Co., Ltd.	PRC
13. AirMedia Group Co., Ltd.	PRC
14. Beijing AirMedia UC Advertising Co., Ltd.	PRC
15. Beijing Yuehang Digital Media Advertising Co., Ltd.	PRC
16. Wenzhou AirMedia Advertising Co., Ltd.	PRC
17. AirTV United Media & Culture Co., Ltd.	PRC
18. Beijing AirMedia Film & TV Culture Co., Ltd.	PRC
19. Flying Dragon Media Advertising Co., Ltd.	PRC
20. Beijing GreatView Media Advertising Co., Ltd. (formerly known as Beijing Weimei Shengjing Advertising Co., Ltd.)	PRC
21. Beijing Weimei Lianhe Advertising Co., Ltd.	PRC
23. Hainan Jinhui Guangming Media Advertising Co., Ltd.	PRC
24. Beijing AirMedia Jiaming Film & TV Culture Co., Ltd. (formerly known as Beijing Youtong Hezhong Advertising	PRC
Media Co., Ltd.)
25. Beijing AirMedia Media Advertising Co., Ltd. (formerly known as Beijing AirMedia Jinshi Advertising Co., Ltd.)	PRC
26. Tianjin AirMedia Jinshi Advertising Co., Ltd.	PRC
27. Tianjin AirMedia Advertising Co., Ltd.	PRC
28. AirMedia City (Beijing) Outdoor Advertising Co., Ltd.	PRC
29. Beijing Dongding Gongyi Advertising Co., Ltd.	PRC
30. Guangzhou Meizheng Advertising Co., Ltd.	PRC
31. Beijing AirMedia Tianyi Advertising Co., Ltd.	PRC